UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2013
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Process

Our Compensation Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with annual target compensation in excess of $1.5 million, other than employees of OneBeacon Insurance Group, Ltd. (“OneBeacon”).  Following the initial public offering of OneBeacon in November 2006, our Compensation Committee determined that it would fully delegate to the Compensation Committee of the Board of Directors of OneBeacon (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers (“NEOs”) of the Company.

Base Salaries

We made no changes to base salaries for our NEOs.  Each of our NEOs receives a salary of $500,000 other than G. Manning Rountree who receives a salary of $450,000.

Annual Bonus Programs

The Compensation Committee approved annual bonuses to be paid to the following NEOs of the Company under the Company’s annual bonus programs.  The annual bonuses approved with respect to 2012 are as follows: Raymond Barrette, $562,500, David T. Foy, $562,500; Allan L. Waters, $375,000; and G. Manning Rountree, $700,000.

The OneBeacon Committee approved an annual bonus with respect to 2012 of $225,000 for T. Michael Miller.

For 2013, the target annual bonus for each NEO is as follows:  Mr. Barrette, $375,000; Mr. Foy, $375,000; Mr. Waters, $250,000; Mr. Rountree, $337,500; and Mr. Miller, $375,000.

Long-Term Incentive Award Payouts and Grants

2010-2012 Performance Cycle Award Payouts.  The Compensation Committee approved payouts at 98% of target on WTM performance shares for the 2010-2012 performance share cycle.  Messrs. Foy, Waters and Rountree received cash payouts of $3,195,775, $1,242,801 and $2,130,517, respectively.  Mr. Barrette is not a participant in this performance share cycle.

Under the Sirius International Insurance Group, Ltd. (“Sirius”) 2010-2012 performance unit plan, Mr. Waters’ units were paid out at 87.5% of target and a unit value of $1,372, which resulted in a payout of $3,073,280.

The OneBeacon Committee approved a payout under the OneBeacon 2010-2012 performance unit plan at 24.5% of target, which resulted in a payout to Mr. Miller of $612,500.  For the 2010-2012 OneBeacon performance share cycle, no shares were earned, which resulted in a $0 payout for Mr. Miller.

OneBeacon Supplemental Bonus.  The OneBeacon Committee approved a supplemental bonus with respect to 2012 of $3,000,000 for Mr. Miller.

2013-2015 Performance Cycle Grants.  The Compensation Committee made the following long-term incentive grants to the NEOs for the 2013-2015 performance cycle: Mr. Barrette, 12,000 performance shares; Mr. Foy, 3,375 performance shares and 3,375 restricted shares; Mr. Waters, 1,335 performance shares and 1,335 restricted shares; and Mr. Rountree, 2,250 performance shares and 2,250 restricted shares. The number of performance shares awarded at the end of the cycle will range from 0% to 200% of the target number granted.  Performance is measured against target growth in intrinsic business value per share of 8% per year over the cycle as confirmed by the Compensation Committee.  Growth in intrinsic business value per share is calculated by equally weighting growth in economic value per share and growth in adjusted book value per share.  The restricted shares are scheduled to vest on January 1, 2016.

Mr. Waters also was granted 2,638 Sirius performance units (with a target value of $3.5 million) for the 2013-2015 performance cycle.  Each Sirius unit has an initial value of $1,000 and compounds in value by Sirius’s after-tax, levered underwriting return on capital (“uroc”) over the cycle.  The number of Sirius units awarded at the end of the cycle will range from 0% to 200% of the target number granted based on a uroc target of 10% per year over the cycle.

For Mr. Miller, the OneBeacon Committee approved a grant of 82,400 target OneBeacon performance shares and a grant of 22,500 OneBeacon performance units (the units have a target value of $2.25 million).  The number of OneBeacon performance shares and OneBeacon performance units awarded at the end of the cycle will range from 0% to 200% of the target number granted.  The target performance goal for the performance share plan was set at 13% per year growth in OneBeacon’s book value per share, including dividends.  The target performance goal for the performance unit plan has been set at a 92.5% average specialty-only adjusted economic combined ratio for the cycle.  The average specialty-only adjusted economic combined ratio is the reported GAAP combined ratio for the specialty-only reportable segments adjusted to include all other non-underwriting income or expense items except items explicitly related to capital and investment activities (including tax items related to capital and investment activities).  The adjustment to the GAAP combined ratio is calculated using the pre-tax impact of the items, divided by GAAP earned premiums for the specialty-only reportable segments.  Each OneBeacon performance unit has a fixed value of $100.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: March 1, 2013	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Vice President and
Chief Accounting Officer